As filed with the Securities and Exchange Commission on May 19, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DIRECTED ELECTRONICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	65-0964171

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
1 Viper Way
Vista, California 92081

(Address of Principal Executive Offices)(Zip Code)
2005 Incentive Compensation Plan

(Full Title of the Plan)
James E. Minarik
President and Chief Executive Officer
Directed Electronics, Inc.
1 Viper Way
Vista, California 92081
(760) 598-6200

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Bruce E. Macdonough
Brian H. Blaney
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Common Stock, par value $.01 per share	1,055,686 Shares (2)	$16.00 (3)	$16,890,976.00	$1,807.33
Common Stock, par value $.01 per share	1,694,314 Shares (4)	$14.46 (5)	$24,499,780.44	$2,621.48
Total	2,750,000 Shares		$41,390,756.44	$4,428.81

(1)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the 2005 Incentive Compensation Plan (the “2005 Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of Directed Electronics, Inc. (the “Registrant”).

(2)	Consists of shares of common stock subject to awards outstanding under the 2005 Plan.

(3)	Computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The offering price of $16.00 represents the exercise price per share for all outstanding options under the 2005 Plan and the price of each share of common stock underlying outstanding restricted stock units.

(4)	Consists of shares of common stock reserved for issuance under the 2005 Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sale prices per share of common stock of the Registrant on The Nasdaq National Market on May 17, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-51664), filed with the Commission on December 12, 2005, including any amendment or report filed for the purpose of updating such description.
          In addition, all documents filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the FBCA. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.
          The Registrant’s articles of incorporation and bylaws provide, in general, that it shall indemnify, to the fullest extent permitted by law, any and all persons whom it shall have the power to indemnify under those provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by those provisions. The Registrant’s articles of incorporation and bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or which they may be lawfully granted.
          The Registrant has entered into indemnification agreements with its directors and executive officers to give its directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s articles of incorporation and bylaws and to provide additional procedural protections. The Company intends to enter into a similar agreement with its future directors and executive officers.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit

5	Opinion of Greenberg Traurig, LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)

99	Directed Electronics, Inc. 2005 Incentive Compensation Plan (1)

(1)	Incorporated by reference to Exhibit 10.19 to the Registrant’s Amendment No. 3 to Form S-1 (File No. 333-127823), as filed with the Commission on December 1, 2005.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vista, state of California, on this 19th day of May, 2006.

DIRECTED ELECTRONICS, INC.
By:	/s/ James E. Minarik
James E. Minarik
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Minarik and John D. Morberg, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ James E. Minarik James E. Minarik	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 19, 2006

/s/ John D. Morberg John D. Morberg	Vice President — Finance, Chief Financial Officer, and Treasurer (Principal Accounting and Financial Officer)	May 19, 2006

/s/ Troy D. Templeton	Chairman of the Board	May 19, 2006
Troy D. Templeton

/s/ Earl W. Powell	Director	May 19, 2006
Earl W. Powell

/s/ Jon E. Elias	Director	May 19, 2006
Jon E. Elias

/s/ Darrell E. Issa	Director	May 19, 2006
Darrell E. Issa

/s/ Andrew D. Robertson	Director	May 19, 2006
Andrew D. Robertson

Signature	Title	Date

/s/ Victor J. Orler	Director	May 19, 2006
Victor J. Orler

/s/ S. James Spierer	Director	May 19, 2006
S. James Spierer

/s/ Kevin B. McColgan	Director	May 19, 2006
Kevin B. McColgan

/s/ Edmond S. Thomas	Director	May 19, 2006
Edmond S. Thomas

EXHIBIT INDEX

Exhibit
Number	Exhibit

5	Opinion of Greenberg Traurig, LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)

99	Directed Electronics, Inc. 2005 Incentive Compensation Plan (1)

(1)	Incorporated by reference to Exhibit 10.19 to the Registrant’s Amendment No. 3 to Form S-1 (File No. 333-127823), as filed with the Commission on December 1, 2005.